UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2019

APTEVO THERAPEUTICS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37746	81-1567056
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 4th Avenue, Suite 1050 Seattle, Washington	98121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 838-0500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01	Other Events.

Underwriting Agreement

On March 7, 2019, Aptevo Therapeutics Inc. (“Aptevo”) entered into an underwriting agreement (the “Underwriting Agreement”) with Piper Jaffray & Co., as representative of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale of (i) 19,850,000 shares (the “Shares”) of its Common Stock (“Common Stock”), (ii) warrants to purchase up to 22,000,000 shares of Common Stock (the “Warrants”) and (iii) pre-funded warrants to purchase up to 2,150,000 shares of Common Stock at an exercise price of $0.01 per share (the “Pre-Funded Warrants”).    The Warrants are exercisable immediately upon issuance at an initial exercise price of $1.30 per share and will expire five years from the date of issuance. The Pre-Funded Warrants are exercisable immediately upon issuance at an initial exercise price of $0.01 per share and will expire ten years from the date of issuance.

The combined public offering price in this offering for each Share and accompanying Warrant is $1.00 and the combined public offering price in this offering for each Pre-Funded Warrant and accompanying Warrant is $0.99. The net proceeds to Aptevo from this offering are expected to be approximately $20.2 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by Aptevo, and excluding any proceeds Aptevo may receive upon exercise of the Warrants and Pre-Funded Warrants.

The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants and Pre-Funded Warrants are subject to adjustment upon the occurrence of specific events, including sales of additional shares of Common Stock, stock dividends, stock splits, reclassifications and combinations of Aptevo’s Common Stock. If, at any time Warrants or Pre-Funded Warrants are outstanding, any fundamental transaction occurs, as described in the Warrants and Pre-Funded Warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of Aptevo’s outstanding voting stock, or the sale of all or substantially all of its assets, the successor entity must assume the obligations to the Warrant holders. Additionally, in the event of a fundamental transaction, other than one in which a successor entity that is a publicly traded corporation assumes the Warrants or Pre-Funded Warrants, each holder will have the right to require Aptevo, or its successor, to repurchase the Warrants or Pre-Funded Warrants for an amount of cash equal to the Black-Scholes value of the remaining unexercised portion of such warrants.

The offering is being made pursuant to an effective registration statement on Form S-3 (Registration Statement No. 333-221499), as previously filed with the Securities and Exchange Commission, and a related prospectus.

The Underwriting Agreement contains customary representations, warranties and agreements by Aptevo, customary conditions to closing, indemnification obligations of Aptevo and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. Broadridge Financial Solutions, Inc. will act as warrant agent for the Warrants and Pre-Funded Warrants.

The Underwriting Agreement, the form of Warrant and form of Pre-Funded Warrant are filed as Exhibit 1.1, Exhibit 4.1 and Exhibit 4.2, respectively, and the description of the terms of the Underwriting Agreement, the Warrants and the Pre-Funded Warrants are qualified in their entirety by reference to such exhibit. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the Shares, Warrants and Pre-Funded Warrants is attached as Exhibit 5.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement between Aptevo Therapeutics, Inc. and Piper Jaffray & Co., dated March 7, 2019.

4.1	Form of Warrant

4.2	Form of Pre-Funded Warrant

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (contained in Exhibit 5.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APTEVO THERAPEUTICS INC.

Date: March 11, 2019	By:	/s/ Marvin L. White

Marvin L. White President and Chief Executive Officer